EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 22, 2025 with respect to the statements of condition including the related portfolio schedules of Buyback Leaders Portfolio 2025-2, American Infrastructure Growth Portfolio 2025-2 and Dividend Income & Value Portfolio 2025-2 (included in Invesco Unit Trusts, Series 2418) as of April 22, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-284762) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 22, 2025